FLIR Systems Sells Retail and SMB Visible-Spectrum Security Business
Divestiture focuses FLIR’s Security business on critical infrastructure and enterprise-class customers

WILSONVILLE, OR, February 6, 2018 – FLIR Systems, Inc. (NASDAQ: FLIR) announced today that it has completed the sale of its Canadian security products subsidiary Lorex, Inc. in a transaction that also included its Toronto-headquartered small and medium-sized (SMB) security products business. Together, these businesses generated $140 million of revenue in 2017, focusing on visible spectrum security systems that are sold globally to consumers and SMBs through various distribution channels. Under the terms of the transaction, FLIR will receive approximately $29 million in cash and expects to record a GAAP non-cash charge of approximately $23.6 million related to the divestiture.

“This divestiture will focus our Security business on critical infrastructure and enterprise segments of the broader security market, which are attractive customer bases for our differentiating technologies,” said Jim Cannon, President and CEO of FLIR. “As we assessed our position and opportunities in the security and surveillance space, we determined that this business no longer fits our strategy to build intelligent, turn-key security solutions that are based on multiple wavelengths.”

About FLIR Systems
Founded in 1978 and headquartered in Wilsonville, Oregon, FLIR Systems is a world-leading maker of sensor systems that enhance perception and heighten awareness, helping to save lives, improve productivity, and protect the environment. Through its nearly 3,500 employees, FLIR’s vision is to be “The World’s Sixth Sense” by leveraging thermal imaging and adjacent technologies to provide innovative, intelligent solutions for security and surveillance, environmental and condition monitoring, outdoor recreation, machine vision, navigation, and advanced threat detection. For more information, please visit www.flir.com and follow @flir.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as “anticipates,” “estimates,” “expects,” “intends,” and “believes” and similar words and expressions and include the assumptions that underlie such statements. Such statements are based on current expectations, estimates, and projections based, in part, on potentially inaccurate assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. Such forward-looking statements speak only as of the date on which they are made and FLIR does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or Internet service providers.

Media Contact
Tim McDowd
503-498-3146
tim.mcdowd@flir.com

Investor Relations
Shane Harrison
503-498-3547
shane.harrison@flir.com